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                                                                EXHIBIT 10.1

                      Federal Reserve Bank of Richmond
                            Post Office Box 27622
                           Richmond, Virginia 23261

                                November 22, 1995

William S. Hummers, III
Executive Vice President
Carolina First Corporation
P.O. Box 1029
Greenville, South Carolina 29602

  Re: Investment of Carolina First Corporation in Affinity Financial Group, Inc.

Dear Mr. Hummers:

  This is in response to your letter of October 26, 1995 regarding the investment by Carolina First Corporation ("CFC"), a bank holding company, in Affinity Financial Group, Inc. ("Affinity").

  Affinity is a privately held corporation which has developed in automatic loan machine ("ALM"). CFC assisted in the development of the ALM in a consultative capacity but was not paid a fee. Affinity is currently negotiating to engage in an Initial Public Offering of its stock and is not in a position to pay CFC in cash. Instead, CFC and Affinity entered into an agreement on February 27, 1995 (the "Agreement") whereby CFC was granted stock options amounting to 29.5% of the total amount of Affinity's stock issued and outstanding on October 24, 1994, or cash compensation having substantially equivalent value.

  CFC has represented that the proposed investment in Affinity would be permissible if made by a Small Business Investment Company ("SBIC") owned by CFC. CFC has further represented that no violations of the Securities Act of 1933 or the Securities Exchange Act of 1934 would occur in connection with the exercise of CFC's options and no filings would be required to be made to the Securities and Exchange Commission. Finally, CFC and its personal and affiliates will never own, control, or hold power to vote 5% or more of any class of voting stock of Affinity at any time or to influence Affinity's management or policies.

CFC wishes to invest in the stock of Affinity and to exercise its options and has agreed to abide by certain conditions. In particular, CFC will not, without the prior approval of the Federal Reserve Bank of Richmond:

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Letter to William S. Hummers, III
November 22, 1995
Page 2

     (1) exercise or attempt to exercise a controlling influence over the management of policies of Affinity;

     (2) have or seek to have any employee or representative of CFC serve as an officer, agent or employee of Affinity;

     (3) take any action causing Affinity to become a subsidiary of CFC;

     (4) acquire or retain shares that would cause the combined interest of CFC and its officers, directors and affiliates to equal or exceed 5% of any class of outstanding voting shares of Affinity at any time;

     (5) propose a director or slate of directors in opposition to a nominee or state of nominees proposed by management or board of directors of Affinity;

     (6) attempt to influence the dividend policies of Affinity;

     (7) solicit or participate in soliciting proxies with respect to any matter presented to the shareholders of Affinity;

     (8) attempt to influence the decisions or policies of Affinity, the pricing of services, any personnel decision, the location of any offices, or similar activities of Affinity;

     (9) use the disposition of, exercise rights to acquire, or use any threat to dispose of or acquire shares of Affinity in any manner to induce or encourage specific actions or nonaction by Affinity;

     (10) see or accept representation on the board of directors of Affinity; or

     (11) sell any Affinity shares to any person that would cause that person's aggregate interest in Affinity to equal or exceed 5% of the outstanding shares of Affinity.

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Letter to William S. Hummers, III
November 22, 1995
Page 3

              The Agreement referenced above has been cancelled and a Warrant to Purchase Common Stock of Affinity Financial Group, Inc. (the "Warrant"), a copy of which was attached to your letter of October 26, 1995 and which is hereby incorporated by reference, will be executed by Affinity and CFC.

              Based upon all the facts of record, including the representations, conditions and commitments made by CFC referenced in this letter, the Federal Reserve Bank of Richmond does not believe that CFC is required under the Bank Holding Company Act or the Change in Bank Control Act to file any further notice or application for the series of investments it may make in Affinity in accord-ance with its Warrant. This view, which has not been reviewed by the Board of Governors of the Federal Reserve System, is expressly contingent upon the understanding that CFC will comply fully with all representations, conditions and commitments contained in this letter or made in connection with this proposed investment.

                            Very truly yours,

                            /s/ Fred L. Bagwell
                            Fred L. Bagwell
                            Vice President

cc: James McAfee
    Lloyd W. Bostian, Jr.
    P.A.L. Nunley